Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE COMPLETES ACQUISITION

OF MEDICAL DOCTOR ASSOCIATES

BOCA RATON, Fla. – September 9, 2008 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it has completed its previously announced acquisition of substantially all of the assets of privately-held MDA Holdings, Inc. (MDA) and its subsidiaries for $112.3 million in cash, plus additional earn-out payments based on 2008 and 2009 performance criteria, and subject to a working capital adjustment. The Company expects this acquisition to be accretive to its 2008 earnings by approximately $0.02 per diluted share.

Headquartered in Norcross, Georgia, MDA provides multi-specialty locum tenens (physician) and allied staffing services to the healthcare industry in all 50 states. MDA was an ESOP-owned company, and in 2007, had revenue of $158.0 million and Adjusted EBITDA of $13.3 million. MDA’s Adjusted EBITDA, a non-GAAP financial measure, is defined for purposes of this press release as its earnings before interest expense, income taxes, depreciation and amortization as adjusted for certain pro forma and/or non-recurring expense items.

In conjunction with this transaction, Cross Country Healthcare entered into a $200 million syndicated credit facility with Wachovia Capital Markets, LLC and certain of its affiliates, Banc of America Securities, LLC, and certain other lenders. Pursuant to this financing, the Company amended and kept in place its existing $75.0 million revolving credit facility and entered into a new $125.0 million 5-year term loan, from which the proceeds were used to finance the acquisition and for future general corporate purposes.

Cross Country Healthcare, Inc. is a leading provider of nurse and allied staffing services in the United States, a national provider of multi-specialty locum tenens (physician) and allied staffing services, a provider of clinical trials services to global pharmaceutical and biotechnology customers, as well as a provider of other human capital management services focused on healthcare. The Company has approximately 5,000 contracts with hospital, healthcare providers, pharmaceutical and biotechnology customers, and other healthcare organizations. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at the corporate website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and our other Securities and Exchange Commission filings made during 2008.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com